UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2015

TIGERLOGIC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-16449	94-3046892
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1532 SW Morrison Street

Portland, OR 97205

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code:  (503) 488-6988

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 22, 2015, TigerLogic Corporation (“the Company”) notified the NASDAQ Capital Market (“NCM”) of its intent to file a Form 25 with the Securities and Exchange Commission (“the Commission”) to effect the voluntary withdrawal of its common stock from listing on the NCM.  The Company plans to file the Form 25 with the Commission on or about October 2, 2015 and expects that its common stock will cease trading on the NCM upon the effectiveness of its withdrawal from listing, which will occur on or about October 13, 2015, ten calendar days following the filing of Form 25.

The Company is currently taking the steps necessary so that its common stock may be quoted for trading in the OTCQX US Market, operated by OTC Markets, Inc., under its current trading symbol “TIGR” following the withdrawal from trading on the NCM. The Company expects that its common stock will continue to trade in the OTCQX US Market so long as market makers demonstrate an interest in trading in the common stock.  The Company will remain a reporting company under the Securities Exchange Act of 1934, as amended.

The Company is voluntarily withdrawing its common stock from listing on the NCM as the Company’s Board of Directors has determined that in light of the current thin volume of trading, the cost of continuing to have its stock listed on the NCM is no longer in the best interest of its shareholders.  Additionally, as previously disclosed, the Company has received notices from the NCM that the Company is not in compliance with the NCM’s $1.00 minimum bid price per share requirement for continued listing on the NCM.

ITEM 8.01  Other Events.

On September 22, 2015, the Company issued a press release announcing its intent to voluntarily delist its common stock from trading on the NCM, as described in Item 3.01 above.  A copy of the press release is filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01  Financial Statements and Exhibits.

99.1 Press release dated September 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: September 22, 2015	By:	/s/ Roger Rowe
Roger Rowe
Acting Chief Executive Officer and Chief Financial Officer